PRESS RELEASE                                              Source: Modavox, Inc.

SURFNET MEDIA GROUP ANNOUNCES CORPORATE NAME CHANGE TO MODAVOX, INC.

NAME CHANGE REFLECTS EXPANDING BUSINESS FOCUS

Phoenix, AZ, September 15, 2005 - SurfNet Media Group, Inc. (OTCBB: SFNM), a producer and distributor of online audio and video streaming media content, announces the change of its corporate name to Modavox, Inc. The Company will trade on the OTC Bulletin Board under its new trading symbol, MDVX, effective at the opening of the market on September 15, 2005.

Robert Arkin, Modavox's Chairman and CEO stated, "our new name is modern, dynamic and engaging, reflecting the new opportunities offered by the Internet as a communications medium. It reflects a broader vision for Modavox -- as an all-encompassing digital media company delivering streaming audio and video media content to targeted online communities worldwide."

Mr. Arkin further stated, "We have reached a critical inflection point in development and direction of the company, and we view the accompanying name change as significant. Having a name more reflective of our current operations and opportunities is critical as we continue to focus on building long-term sustainable shareholder value."

Through its VoiceAmerica(TM) Network (www.voiceamerica.com), Modavox is the leading producer and distributor of online, talk radio content. Modavox streams over 140 programs weekly on its flagship VoiceAmerica Channel (www.voice.voiceamerica.com), VoiceAmerica Business Channel (www.business.voiceamerica.com) and VoiceAmerica Health Channel (www.health.voiceamerica.com). Since 1999, VoiceAmerica has introduced new personalities, products and programs to a rapidly expanding online audience.

In addition to its core focus on internet radio, Modavox is expanding its product offerings to include live and on demand corporate communications, distance learning, podcasting and webcasting.

"Our goal is to make Modavox a new strategic brand for online content delivery and distribution," states Arkin. "Over the next several months, we will be rolling out initiatives that will create new revenue centers and provide a foundation for sustainable future growth."
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FORWARD-LOOKING STATEMENTS

This release contains certain "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Modavox's actual results to differ materially from those currently anticipated, including the risk factors identified from time to time in Modavox's filings with the Securities and Exchange Commission